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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 21, 1997, except as to Note 13, which is as of May 12, 1997 and Note 15, which is as of August 6, 1997, relating to the financial statements of Pegasus Systems, Inc. which appears on page F-2 of Pegasus Systems, Inc.'s Registration Statement on Form S-1 dated August 6, 1997. We also consent to the application of such report to the Financial Statement Schedule for the year ended December 31, 1996 listed under item 16(b) of such Registration Statement on Form S-1 when such schedule is read in conjunction with the financial statements referred to in our report. The audit referred to in such report also included this schedule.


PRICE WATERHOUSE LLP

Dallas, Texas
November 11, 1997